Chanticleer Holdings Completes Audit of South African Subsidiaries and Announces Revised Full Year 2011 Results

CHARLOTTE, N.C., December 4, 2012 — Chanticleer Holdings, Inc. (NASDAQ: HOTR) ("Chanticleer Holdings" or the "Company"), a minority owner in the privately-held parent company of the Hooters® brand, Hooters of America (“HOA”), and a franchisee of international Hooters restaurants, announced today, the completion of the audit of its South African subsidiaries and announced its revised financial results for its year ended December 31, 2011.

As a result of the completion of the audit, revenues increased by approximately $13,000 to $1,476,649; our reported net loss increased by approximately $59,000 to $1,162,714 or $0.49 per share as a result of higher cost of sales and other expenses. The financial details relating to this audit are fully set forth in the Company’s 10-K/A report filed today with the SEC.

On October 24, 2012 the Company announced the commencement of an independent investigation into its South African subsidiaries. During this investigation, it was discovered that the former South African subsidiaries’ CFO, Mark Hezlett, misappropriated approximately $128,000 of cash for the period between October 2011 and September 2012. Approximately $42,000 was misappropriated during the fourth quarter of 2011. Mr. Hezlett has agreed to return all of the funds to the Company. Approximately $40,000 has been recovered and paid to the Company. The Company expects to recover most of the funds by 2013 year-end. Based on the on-going investigation by the Company’s Audit Committee, it appears no one else from the Company was involved in Mr. Hezlett’s defalcation and that all misappropriated funds and material financial reporting errors have been identified.

The Company’s amended Annual Report for the period ended December 31, 2011, includes a disclosure by the Company of material weakness in its internal controls over its financial reporting of the preparation of its financial statements. The Company continues to implement process improvement initiatives to address the underlying causes of the material weakness. Further discussion of the material weakness can be found in the Company’s Form 10-K/A report.

Mike Pruitt, CEO of Chanticleer Holdings commented, “We remain confident in the fundamentals of our business. We believe our operational team in South Africa, led by Gordon Jestin, with the support of HOA, the Hooters® brand will be a success in South Africa; and believe there is a long runway for growth and we are moving forward with our development plan. We also reiterate that our restaurants continued without interruption and remain in good standing with all vendors and HOA.”

Eric Lederer, CFO of Chanticleer Holdings commented, “We are pleased to have completed the December 31, 2011 audit of our South African subsidiaries. We are still working diligently to complete the reviews of the three-month periods ended March 31, 2012; June 30, 2012; and September 30, 2012. We estimate to have the remaining quarters’ financial statements filed with the SEC prior to year-end 2012. Once the reviews are completed, we will continue to work on implementing and testing new internal control procedures of our financial statements to prevent any similar situations from happening in the future.”

The Company is continuing to work with NASDAQ to provide the Staff with all information requested in a timely manner. However, at this time we are not able to provide guidance as to when trading will resume. The Company intends to continue to inform investors of any material developments in a timely manner.

About Chanticleer Holdings, Inc.

Chanticleer Holdings is focused on expanding the Hooters® casual dining restaurant brand in international emerging markets. Chanticleer currently owns in whole or part of the exclusive franchise rights to develop and operate Hooters restaurants in South Africa, Hungary and parts of Brazil, and has joint ventured with the current Hooters franchisee in Australia, while evaluating several additional international opportunities. The Company currently owns and operates in whole or part of six Hooters restaurants in its international franchise territories: Durban, Johannesburg, Cape Town and Emperor's Palace in South Africa; Campbelltown in Australia; and Budapest in Hungary.

In 2011, Chanticleer and a group of noteworthy private equity investors, which included H.I.G. Capital, KarpReilly, LLC and Kelly Hall, president of Texas Wings Inc., the largest Hooters franchisee in the United States, acquired Hooters of America (HOA), a privately held company. Today, HOA is an operator and the franchisor of over 430 Hooters® restaurants in 28 countries. Chanticleer maintains a minority ownership stake in HOA and its CEO, Mike Pruitt, is also a member of HOA's Board of Directors. For further information, please visit www.chanticleerholdings.com or www.hooters.com and follow us on Twitter at @ChantHoldings or @Hooters.

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.  Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in the companies' filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Company Contact:

Shannon DiGennaro, V.P. Investor Relations

Phone: 704.941.0959

sd@chanticleerholdings.com